Exhibit 16.1

CBIZ CPAs P.C. 68 South Service Road Suite 300 Melville, NY 11747 P: 631.414.4000

December 1, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Mesa Air Group, Inc. (now known as Republic Airways Holdings Inc.) under Item 4.01 of its Form 8-K dated December 1, 2025. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Mesa Air Group, Inc. contained therein.

Very truly yours,

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.